AMENDMENT TO COMMON STOCK PURCHASE WARRANT

This Amendment to Common Stock Purchase Warrant (the “Amendment”) is made as of May 10, 2011 by and among Jintai Mining Group, Inc., a Delaware corporation (the “Company”), Liwen Hu (“Hu”) and Haibin Zhong (“Zhong” and collectively with Hu, the “Holders”).

WHEREAS, in August and November, 2010, the Company issued to the Holders  Common Stock Purchase Warrants (“Warrants”) to purchase up to an aggregate of 800,000 shares of the Company’s common stock;

WHEREAS, the Company and the Holders wish to amend the Warrants in order to memorialize their agreement with respect to modifying one of the triggers for the adjustment of the exercise price of the Warrants;

NOW, THEREFORE, in consideration of the foregoing recitals, and other consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Holders agree as follows:

1.           Amendment to Warrants.  The parties hereby agree to delete Paragraph 11 of the Warrants, which states:

“Adjustments of Exercise Price.  In the event that the Company issues additional securities (the “Dilutive Event”), other than (i) shares to be issued pursuant to the initial public offering of the Company’s Common Stock; (ii) shares of Common Stock or options to purchase such shares issued to employees, consultants, officers or directors in accordance with stock plans or stock options plans approved by the Company’s board of directors and existing on the date hereof; and (iii) shares of Common Stock issuable under employment, consulting agreements or loan agreements that are outstanding as of the date hereof, then the Exercise Price shall be adjusted (but only if such adjustment results in a lower exercise price) to an amount equal to the amount received or deemed to be received by the Company pursuant to such Dilutive Event.”

All of the other provisions of the Warrants shall remain unchanged unless modified pursuant to a written modification signed by each of the parties thereto.

2.           Successors.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective administrators, representatives, executors, successors and assigns, either by reason of death, incapacity, merger, consolidation, and/or purchase or acquisition of substantially all of the Company's assets or otherwise.

3.           Governing Law. Each party acknowledges that it has been represented by counsel in connection with this Agreement, and has executed the same with knowledge of its consequences. This Agreement is made and entered into under New York law and shall be interpreted, enforced and governed under the laws of the laws of New York without regard to its conflicts of laws principles.

4.           Paragraph Headings. The paragraph headings used in this Amendment are intended solely for convenience of reference and shall not in any manner amplify, limit, modify or otherwise be used in the interpretation of any of the provisions hereof.

5.           Severability. Should any of the provisions of this Amendment be declared or be determined to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Amendment.

6.           Entire Agreement. This Amendment sets forth the entire agreement between the parties, and fully supersedes any and all prior agreements or understandings between the parties pertaining to the subject matter hereof.

7.           Counterparts. This Agreement may be executed in counterparts. Each counterpart shall be deemed an original, and when taken together with the other signed counterpart, shall constitute one fully executed Agreement.

8.           Further Assurances. From and after the date hereof, the parties hereto shall take all actions, including the execution and delivery of all documents, necessary to effectuate the terms hereof.

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IN WITNESS WHEREOF, each of the Company and the Holders has caused this Amendment to be duly executed as of the date first above written.

JINTAI MINING GROUP, INC.

By:	/s/ Kuizhong Cai
Name:	Kuizhong Cai
Title:	Chairman and President

LIWEN HU

/s/Liwen Hu

HAIBIN ZHONG

/s/ Haibin Zhong